As filed with the Securities and Exchange Commission on July 21, 2022

Registration No. 333-136227
Registration No. 333-173053
Registration No. 333-192629
Registration No. 333-205224
Registration No. 333-212296
Registration No. 333-233685
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO REGISTRATION STATEMENT ON FORM S-8, AS AMENDED BY POST-EFFECTIVE AMENDMENTS NOS. 1 AND 2 (REGISTRATION NO. 333-136227, AS AMENDED BY REGISTRATION NO. 333-173053 AND REGISTRATION NO. 333-192629)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-205224)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333- 212296)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333- 233685)

UNDER THE SECURITIES ACT OF 1933
___________________________
VONAGE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)
___________________________

Delaware	11-3547680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
101 Crawfords Corner Road Suite 2416, 4th Floor, Building 2 Holmdel, New Jersey 07733	07733

Address of Principal Executive Offices)	(Zip Code)

Vonage Holdings Corp. 2001 Stock Incentive Plan
Vonage Holdings Corp. 2006 Stock Incentive Plan
Vonage Holdings Corp. Amended and Restated 2015 Equity Incentive Plan
Nexmo Inc. 2011 Stock Plan
(Full titles of the plans)

Randy K. Rutherford
Chief Legal Officer
Vonage Holdings Corp.
101 Crawfords Corner Road
Suite 2416, 4th Floor, Building 2
Holmdel, New Jersey 07733
(Name and address of agent for service)

(732) 528-2600
(Telephone number, including area code, of agent for service)
__________________
With copies to:
Lori Goodman
Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor

New York, New York 10022
1-212-277-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
DEREGISTRATION OF COMMON STOCK
This Post-Effective Amendment (the “Post-Effective Amendment”), filed by Vonage Holdings Corp., a Delaware corporation (the “Registrant”), relates to the following registration statements on Form S-8 (each as amended, the “Registration Statements”) of the Registrant, previously filed with the Securities and Exchange Commission (the “Commission”):

☐	Registration Statement on Form S-8 (Registration No. 333-136227) filed on August 2, 2006, as amended by Post-Effective Amendment No. 1 thereto on Form S-8 (Registration No. 333-173053) filed on March 24, 2011, and as amended by Post-Effective Amendment No. 2 thereto on Form S-8 (Registration No. 333-136227) filed on November 6, 2013 and as amended by Amendment No. 2 thereto on Form S-8 (Registration No. 333-192629) filed on December 2, 2013 for the registration of 78,456,871 shares of common stock, par value $0.001 per share, of the Registrant that have been or may be issued and sold upon the exercise of options or pursuant to awards that have been or may be issued under the Vonage Holdings Corp. 2001 Stock Incentive Plan or the Vonage Holdings Corp. 2006 Stock Incentive Plan, as applicable.
☐	Registration Statement on Form S-8 (Registration No. 333-205224) filed on June 25, 2015 for the registration of 21,139,535 shares of common stock, par value $0.001 per share, in the aggregate, of the Registrant that have been or may be issued and sold upon the exercise of options or pursuant to awards that have been or may be issued under the Vonage Holdings Corp. 2015 Equity Incentive Plan.

☐	Registration Statement on Form S-8 (Registration No. 333-212296) filed on June 29, 2016 for the registration of 2,226,670 shares of common stock, par value $0.001 per share, of the Registrant that have been or may be issued and sold upon the exercise of options or pursuant to awards that have been or may be issued under the Nexmo Inc. 2011 Stock Plan, following the acquisition of Nexmo Inc. by the Registrant.

☐	Registration Statement on Form S-8 (Registration No. 333-233685) filed on September 9, 2019 for the registration of 21,000,000 shares of common stock, par value $0.001 per share, of the Registrant that have been or may be issued and sold upon the exercise of options or pursuant to awards that have been or may be issued under the Vonage Holdings Corp. Amended and Restated 2015 Equity Incentive Plan.

On November 22, 2021, the Registrant, Telefonaktiebolaget LM Ericsson (publ), an entity organized and existing under the laws of Sweden (“Ericsson”), and Ericsson Muon Holding Inc., a Delaware corporation and an indirect wholly owned subsidiary of Ericsson (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provided for the acquisition of the Registrant by Ericsson. On the terms and subject to the conditions set forth in the Merger Agreement, on July 21, 2022, the Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant surviving the Merger as an indirect wholly owned subsidiary of Ericsson. As a result of the Merger, any offering pursuant to the Registration Statements has been terminated and the Registrant hereby terminates the effectiveness of the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under each Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the securities registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statements and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Holmdel, State of New Jersey, on the 21st day of July, 2022.

VONAGE HOLDINGS CORP.
By:	/s/ Randy K. Rutherford
	Name:	Randy K. Rutherford
	Title:	Chief Legal Officer
No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.